Exhibit 10.2

                              CONSULTING AGREEMENT
                              --------------------

This Consulting Agreement ("Agreement") is to be effective as of the 14th day of July, 2003, by and between SLS International, Inc. (Company) with offices located at 3119 South Scenic, Springfield, MO 65807 and Atlantic Services Ltda. ("Consultant"), having offices located at Apdo 695-1007, Central Colon, San Jose, Costa Rica.

For the purposes of this Agreement, either of the above shall be referred to as a "Party" and collectively as the "Parties".

The Parties hereby agree as follows:

1. APPOINTMENT OF ATLANTIC SERVICES LTDA Company hereby appoints Consultant and Consultant hereby agrees to render services to Company as a management consultant, and advisor.

2. DUTIES: Consultant shall provide the Company with the service of business development to identify and introduce companies that may be potential agents, partners, distributors, spokespeople, and/or investors. Additionally Consultant shall support in the implementation of a marketing program to assist Company in broadening the markets and promote the image of Company and its business and services. Consultant will be available Monday through Friday from 9:00 a.m. - 4:00 p.m. Eastern Standard Time, and will commit as much time as necessary to assure the successful completion of all approved projects. Company understands and acknowledges that Consultant is not a broker dealer. The services provided by Consultant are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the registrant's securities.

         A. TERM. The term ("Term") of this Consulting Agreement shall be for a period of 30 days commencing upon receipt of initial payment, USD 100,000.00 on the date hereof and shall continue on a weekly basis until terminated by Company or Consultant with a written notice of 12 hours.

         B. COMPENSATION. Whereas the company agrees to compensate the consultant with USD 100,000.00 to be received on July 16, 2003. Subsequently USD 50,000.00 per week thereafter due on the Tuesday of the beginning of each week.

3. CONFIDENTIALITY: Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the Term of this consulting Agreement, any trade secrets or other information designated as confidential by Company, or obviously confidential or proprietary by its nature, which is acquired by Consultant in the course of performing services hereunder. Any financial advice rendered by Consultant pursuant to this Consulting Agreement may not be disclosed in any manner without the prior written approval of Company.

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Company, its agents or assigns hereby agree expressly that they directly or indirectly, for itself, or through its representatives, agents, employees or affiliates will not pursue a transaction with any introduced party acknowledged by the Company or an Agent of Consultant, financing or collateral sources, restructures, registered or non-registered stock transactions, or security structures, independent of Consultant, unless Company has a written commitment with such a party prior to the introduction by Consultant.

4. INDEMNIFICATION: Both parties, their agents or assigns hereby agree to indemnify and hold each other harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney's fees, collectively the "Liabilities"), joint and several, arising from the performance of this Consulting Agreement. This indemnity shall not apply, however, and the Parties shall indemnify and hold each other, their affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that either party engaged in gross recklessness or willful misconduct in the performance of its services hereunder, which have rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder.

5. INDEPENDENT CONTRACTOR: Consultant and Company hereby acknowledges that Consultant is an independent contractor. Consultant shall not hold itself out, as, nor shall it take any action from which others might infer that it is an agent of or a joint venture of Company.

6. TERMINATION FOR CAUSE: The Company reserves the right to terminate this agreement, if Consultant willfully breaches or habitually neglects his consulting duties which he is asked to perform under the terms or this agreement. Notice must be given in writing of any breaches with a one (1) day cure period before any termination can take effect.

                  a. In the event of termination for cause then any balance due under this agreement shall become null and void.

                  b. Consultant may terminate its obligations under this agreement by giving the Company at least one day (1) written notice in advance. In the event the consultant terminates this agreement then any balance due under this agreement shall become null and void.

                  c. Any controversy between the parties involving the construction or application of any terms, provisions, or conditions of this agreement, shall on the written request of either party served on the other, be submitted to mediation before a neutral third party. The parties shall share the cost of mediation jointly.

7. PARTIAL INVALIDITY: If any part of this agreement shall be determined by a court or mediator to be invalid, the remainder hereof shall be construed as if the invalid portion has been omitted.

8. WAIVER: No waiver of any of the provisions of this agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

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9. LAW GOVERNING AGREEMENT: This agreement shall be governed by and construed in accordance with the laws of the country of Costa Rica.

10. NOTICES: Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit in the United States Postal Service; by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the following addresses, or at such other addresses as a Party may designate by ten days advance written to each of the other Parties hereto

Company:          SLS International, Inc.
                  3119 South Scenic Avenue
                  Springfield, MO  65807

Consultant:       Atlantic Services LTDA
                  Apda 695-1007
                  Central Colon
                  San Jose
                  Cost Rica

11. ENTIRE AGREEMENT: This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof and supercedes and cancels any prior communications, understandings and agreements between the Parties.

With my signature below I affirm that I am the legally authorized signatory for this transaction, empowered by the Company to execute legal agreements.

Accepted and agreed to as of this 14th day of July, 2003.


SLS International, Inc.



s/s John M. Gott                           s/s Roxana SofiaLao Mendez
----------------------------              --------------------------
John Gott, President, CEO                  Roxana SofiaLao Mendez, Consultant